EXHIBIT (5.1)

                     [LETTERHEAD OF U.S. TRUST CORPORATION]

July 14, 1999

The Board of Directors
NCT Holdings, Inc.
301 North Elm Street
Greensboro, North Carolina  27401

Ladies and Gentlemen:

I am the duly elected Managing Director and General Counsel of U.S. Trust Corporation, a New York corporation (the "Corporation"). I am delivering this opinion to you in connection with a registration statement (the "Registration Statement") to be filed by the Corporation with the Securities and Exchange Commission (the "Commission") on or about July 14, 1999, under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of 900,000 common shares of the Corporation, par value $1.00 per share (the "Securities"), and related share purchase rights (the "Rights"), which will be acquired by shareholders (the "NCT Shareholders") of NCT Holdings, Inc., a North Carolina corporation ("NCT"), pursuant to the Agreement and Plan of Merger, dated as of May 14, 1999, among NCT, the Corporation and NCT Holdings Acquisition Company, a wholly owned subsidiary of the Corporation (the "Agreement").

For the purposes of this opinion, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate. I have relied as to certain matters upon oral or written statements and representations of officers and other representatives of the Corporation and others whom I believe to be responsible.

Based on and subject to the foregoing, and to the other qualifications and limitations set forth herein, I am of the opinion that:

     (1) The Securities, when issued and transferred to the NCT Shareholders as contemplated by the Agreement and the Registration Statement, will be validly issued, fully paid and nonassessable.

     (2) Assuming that the rights agreement relating to the Rights has been duly authorized, executed and delivered by the rights agent thereunder, the Rights attributable to the Securities will be validly issued, fully paid and nonassessable.

In connection with the opinion set forth in paragraph (2) above, I note that the question of whether the Board of Directors of the Corporation might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of my opinion.


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The Board of Directors
NCT Holdings, Inc.                                                  -2-


The foregoing opinion is limited to the law of the State of New York. I express no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the use of my name under the heading "Validity of Shares" in the prospectus which forms a part of the Registration Statement, and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is expressed as of the date hereof, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Richard B. Gross

Richard B. Gross
Managing Director and General Counsel
U.S. Trust Corporation